Exhibit 99.1

Contacts:	Investor Relations:	Corporate Communications:
	Brent Anderson	Jane Hays
	Vice President-Investor Relations	Vice President-Corporate Communications
	(972) 543-8207	(972) 543-8123

MERITAGE HOMES REPORTS FIRST QUARTER 2008 RESULTS

FIRST QUARTER 2008 HIGHLIGHTS:

•      Generated approximately $80M positive cash flow from operations

•      Paid down debt by $80M, nearly eliminating outstanding bank debt

•      47% net debt-to-capital ratio; $377M available borrowing capacity at quarter-end

•      Reduced inventory of unsold homes by 31% to 768 at quarter-end

•      Reduced total lot supply to 24,591 lots, or 3.4 years supply, with 60% optioned

•      Backlog increased 13% to 2,594 contracts, from 2,288 at year-end 2007

Scottsdale, Ariz. (April 28, 2008) – Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2008.

Summary Operating Results (Unaudited)

(Dollars in thousands, except per share amounts)

	As of and for the Three Months Ended March 31,
	2008	2007	%Chg
Homes closed (units)	1,328	1,796	-26%
Home closing revenue	$371,656	$576,115	-35%
Sales orders (units)	1,634	2,073	-21%
Sales order value	$420,209	$640,616	-34%
Ending backlog (units)	2,594	3,962	-35%
Ending backlog value	$718,538	$1,264,562	-43%
Net (loss)/earnings	$(45,305)	$15,116	n/m
Adjusted net (loss)/earnings*	$(6,796)	$25,722	n/m
Diluted (LPS)/EPS	$(1.72)	$0.57	n/m

        n/m = not meaningful

*      see non-GAAP reconciliation between net (loss)/earnings and adjusted net earnings on “Operating Results” table, page 5.

Significant progress on plans to strengthen balance sheet and liquidity

“We made significant progress on our objectives again this quarter, strengthening our balance sheet and improving our liquidity,” said Steven J. Hilton, chairman and CEO of Meritage Homes. “We generated significant positive cash flow, paid off nearly all of our bank debt, reduced our inventory of unsold homes, kept lot purchases below home starts and further reduced our total lot supply. We maintained compliance with all of our debt covenants, and believe we’ve demonstrated disciplined financial management with the tremendous strides we’ve made over the last nine months.”

Cash flow from operations was approximately $80 million for the first quarter 2008, driven mainly by net reductions in inventory, and tax refunds collected in the quarter. This was more than a $160 million improvement from the same quarter in the previous year, when the Company reported negative cash flow from operations of $83 million.

“We used the cash we generated to pay down the balance of outstanding debt under our credit facility to just two million dollars at quarter-end – a net reduction of $80 million from December 31, 2007,” said Mr. Hilton. “The first quarter 2008 culminated a nine-month period in which we repaid more than a quarter-billion dollars of debt.”

The Company had 768 unsold homes in inventory at the end of the first quarter 2008, after net sales of 339 homes from unsold inventory during the quarter, a reduction of 31%. Half of the total ending spec inventory consisted of completed homes, an average of less than two per community. At the end of the first quarter 2007, Meritage had 1,213 unsold homes in inventory. The Company operated 215 actively selling communities at March 31, 2008, down from 220 at December 31, 2007 and 217 active communities at March 31, 2007.

Mr. Hilton said, “We’re now within our desired range of three to four spec homes per community, and I commend our sales teams for achieving this during very difficult market conditions.”

 “We purchased just 889 lots under option contracts during the quarter, while starting 1,135 new homes. That’s 60% fewer lot purchases than a year ago, with 65% of those lot purchases in Texas,” he continued. “Our objective is to limit our investment and supply of owned lots by selling and starting more homes than we’re purchasing under option contracts. We brought our total lot supply down to 24,591 at March 31, 2008, or about 3.4 years supply based on trailing twelve months deliveries, with 40% of these owned and 60% optioned. A year ago, our total lot supply was 41,936, so we’ve reduced that by 41% in just the last year.”

Meritage was in compliance with all its debt covenants as of March 31, 2008, and had available borrowing capacity of $377 million under its $800 million revolving credit facility, after considering the facility’s borrowing base availability and most restrictive covenants. Interest coverage ratio was 1.6 times interest incurred, based on trailing four quarters’ adjusted EBITDA. Net debt-to-capital was 47% as of March 31, 2008, compared to 49% at December 31, 2007.

First quarter operating results

First quarter 2008 home closing revenue declined 35% year over year on 26% fewer homes closed and a 13% reduction in average closing price, reflecting weak demand. Meritage’s central region experienced the greatest declines in the first quarter, primarily in Arizona, where closings and closing revenue were lower than the prior year’s first quarter by 58% and 66%, respectively.

Meritage reported a net loss for the first quarter 2008 of $45 million, or ($1.72) per share, compared to net earnings of $15 million, or $0.57 per diluted share, in the first quarter 2007. The first quarter net loss included $60 million of pre-tax charges for real estate-related and joint venture valuation adjustments. Before these charges, the pre-tax loss from operations was $11 million in the first quarter 2008, compared to pre-tax earnings of $40 million in the first quarter 2007, before $17 million of similar charges.

Two-thirds of the total 2008 charges were in Arizona and California, and included a charge of $14 million to write off and fully reserve any further obligations related to a joint venture in the northwest Phoenix area. The total charges consisted of $30 million for write-downs of inventory on continuing projects, $14 million of walk-away costs on terminated projects, and $16 million from joint venture impairments. First quarter 2007 pre-tax charges included $16 million due to terminated projects, with the remainder due to write-downs of inventory.

Mr. Hilton stated, “Our impairment charges were the result of both lower home prices in some markets and greater incentives we offered on unsold homes in order to recapture our investment in that inventory. While those price concessions were very effective in reducing our inventory and generating cash, they also resulted in further valuation reductions on our remaining inventory in these communities. Considering that we’ve now greatly reduced our spec homes in most active communities to our targeted levels, we expect less aggressive pricing on both specs and new homes built to order, which should help to reduce our future impairments.”

First quarter homebuilding gross margins contracted primarily due to real estate-related charges of $44 million in 2008. Excluding these non-cash charges, homebuilding gross margins for the first quarter were 12.2% in 2008 compared to 18.6% in 2007, reflecting weak demand and lower average sales prices.

Mr. Hilton commented, “Based on the first quarter results we’ve seen reported so far, we believe that our strong Texas franchise is becoming a clear differentiating factor for Meritage, relative to other homebuilders.  Texas has continued to outperform other areas of the country.”

Net sales were off 21% from the prior year’s first quarter, after a cancellation rate of 27% in both periods. Ending backlog of homes under contract at March 31, 2008, increased 13% from year-end 2007, and was 35% lower than March 31, 2007.

 “While total inventories of homes remain high relative to the recent pace of sales, we believe we’re beginning to see less significant declines in new home prices,” said Mr. Hilton. “Most large homebuilders have been successful in reducing spec inventories closer to their desired levels, and now appear to have an emphasis on holding prices. Stabilizing prices should help improve buyer confidence over the next several quarters, and lead to improving demand in 2009 and beyond.”

Stock Offering

The Company completed an offering of common stock on April 25, 2008, issuing approximately 4.3 million shares and raising approximately $83 million of additional cash capital, net of commissions. Adjusting for these proceeds, Meritage’s pro forma net debt to capital ratio would have been 41% at March 31. “The additional liquidity we obtained through this equity offering further strengthens our balance sheet, and provides additional flexibility to take advantage of lower cost lots if and when we determine there are opportunities to generate attractive returns,” said Mr. Hilton.

Summary

“Our primary objectives in managing through this downturn have been to strengthen our balance sheet by reducing inventory and debt, and to build liquidity to take advantage of future opportunities,” said Mr. Hilton. “I’m pleased with the significant progress we made in the first quarter this year.

“We are hopeful that government-led actions to assist current homeowners and prospective home buyers will help bring about a recovery in homebuilding sooner than would otherwise be realized. Until then, we will continue to focus on responsible balance sheet management, while prudently seeking attractive opportunities to generate superior returns in the coming years.”

The Company will host a conference call and webcast on April 29, 2008, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) to discuss first quarter 2008 results. The conference call will be webcast by B2i and available through the “Investor Relations” page of the Company’s web site at http://www.meritagehomes.com. For telephone participants, the dial-in number is 800-374-0113 with a passcode of “Meritage.” Participants are encouraged to dial in five minutes before the call begins. A replay of the call will be available after 1:00 p.m. EDT April 29, 2008 on the website noted above, or by dialing 800-642-1687, and referencing passcode 42077092.

Meritage Homes Corporation and Subsidiaries

Operating Results

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Operating results
Home closing revenue	$371,656	$576,115
Land closing revenue	1,773	1,335
Total closing revenue	373,429	577,450

Home closing gross profit	1,081	90,151
Land closing gross profit/(loss)	86	189
Total closing gross profit	1,167	90,340

Commissions and other sales costs	(33,765)	(47,338)
General and administrative expenses	(21,293)	(26,663)
Interest expense	(5,661)	—
Other income, net (1)	(11,232)	6,279
(Loss)/earnings before benefit/(provision) for income taxes	(70,784)	22,618
Benefit/(provision) for income taxes	25,479	(7,502)
Net (loss)/earnings	$(45,305)	$15,116

(Loss)/earnings per share
Basic:
(Loss)/earnings per share	$(1.72)	$0.58
Weighted average shares outstanding	26,313	26,165

Assuming dilution:
(Loss)/earnings per share	$(1.72)	$0.57
Weighted average shares outstanding	26,313	26,543

Non-GAAP Reconciliations:
Total closing gross profit	$1,167	$90,340
Add: Real estate-related impairments:
Terminated lot options & land sales	14,629	15,957
Impaired projects	29,720	1,080
Adjusted closing gross profit	$45,516	$107,377

(Loss)/earnings before benefit/(provision) for income taxes	$(70,784)	$22,618
Add:
Real estate-related & JV impairments:
Terminated lot options & land sales	14,629	15,957
Impaired projects	29,720	1,080
Joint venture (JV) impairments	15,816	—
Adjusted (loss)/earnings before provision for income taxes	(10,619)	39,655
Adjusted benefit/(provision) for income taxes	3,823	(13,933)
Adjusted net (loss)/earnings	$(6,796)	$25,722

(1)  Other income includes joint venture impairments of $15,816 in the first quarter 2008.

Meritage Homes Corporation and Subsidiaries

Non-GAAP Financial Disclosures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		As of and for the Four Quarters Ended March 31,
	2008	2007	2008	2007
EBITDA reconciliation: (1)
Net (loss)/earnings	$(45,305)	$15,116	$(349,272)	$160,734
Benefit/(provision) for income taxes	(25,479)	7,502	(200,612)	95,102
Interest amortized to cost of sales	14,761	7,972	55,783	40,197
Depreciation and amortization	3,348	4,269	16,897	23,125
EBITDA	(52,675)	34,859	(477,204)	319,158

Add back:
Real estate-related impairments	60,165	17,037	441,426	95,305
Fixed asset impairments	—	—	3,124	—
Goodwill-related impairments	—	—	130,490	—
Adjusted EBITDA	$7,490	$51,896	$97,836	$414,463

Interest coverage ratio: (2)
Adjusted EBITDA			$97,836	$414,463
Interest incurred			61,262	54,373
Interest coverage ratio			1.6	7.6

Net debt-to-capital: (3)
Notes payable and other borrowings			$645,781	$810,364
Less: cash and cash equivalents			(26,140)	(38,919)
Net debt			619,641	771,445
Stockholders’ equity			686,834	1,023,061
Capital			1,306,475	1,794,506
Net debt-to-capital			47.4%	43.0%

(1)  EBITDA and adjusted EBITDA are non-GAAP financial measures representing net earnings before interest expense amortized to cost of sales, income taxes, depreciation and amortization, with write-offs and impairment charges also excluded from adjusted EBITDA. A non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of earnings, balance sheet, or statement of cash flows (or equivalent statements) of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. We have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure. EBITDA is presented here because it is used by management to analyze and compare Meritage with other homebuilding companies on the basis of operating performance and we believe it is a financial measure widely used by investors and analysts in the homebuilding industry. EBITDA as presented may not be comparable to similarly titled measures reported by other companies because not all companies calculate EBITDA in an identical manner and, therefore, it is not necessarily an accurate means of comparison between companies. EBITDA is not intended to represent cash flows for the period or funds available for management’s discretionary use nor has it been presented as an alternative to operating income or as an indicator of operating performance and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA is presented because it more closely, although not exactly, resembles the comparable covenant calculations under our revolving credit facility and senior and senior subordinated note indentures.

(2)  Interest coverage ratio is calculated as the trailing four quarters’ adjusted EBITDA divided by the trailing four quarters’ interest incurred. This calculation may differ from our interest coverage ratio as computed for our credit facility covenant due to additional non-cash reconciling items, such as stock compensation and tender offer expense.

(3) Net debt-to-capital is calculated as notes payable and other borrowings less cash and cash equivalents, divided by the sum of notes payable and other borrowings, less cash and cash equivalents, plus stockholders’ equity.

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	03/31/08	12/31/07
	(unaudited)
Assets:
Cash and cash equivalents	$26,140	$27,677
Receivables	71,960	123,503
Real estate (1)	1,163,872	1,267,879
Investment in unconsolidated entities	21,881	26,563
Deferred tax assets	147,618	139,057
Option deposits	76,757	87,191
Other assets	73,455	76,511
Total Assets	$1,581,683	$1,748,381

Liabilities:
Senior notes	628,843	628,802
Revolving facility	1,800	82,000
Other borrowings	15,138	19,073
Accounts payable, accrued liabilities, homebuyer deposits, and other liabilities	249,068	288,342
Total Liabilities	894,849	1,018,217
Total Equity	686,834	730,164
Total Liabilities & Equity	$1,581,683	$1,748,381

(1) Real estate - Allocated costs:
Homes under contract under construction	$339,559	$327,416
Finished lots / land under development	570,004	596,752
Unsold homes, completed and under construction	162,343	236,099
Model homes	55,548	61,172
Model home lease program	15,138	19,073
Land held for development	21,280	27,367
Total allocated costs:	$1,163,872	$1,267,879

Meritage Homes Corporation and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2008	2007

Net (loss)/earnings	$(45,305)	$15,116

Real estate-related impairments	44,349	17,037
Increase in deferred taxes	(8,561)	—
Equity in (losses)/earnings from JVs and distributions of JV earnings, net	16,796	1,807
Decrease in real estate and deposits, net	66,145	(32,443)
Other operating activities	7,907	(84,187)
Net cash provided by/(used in) operating activities	81,331	(82,670)

Cash used in investing activities	(3,224)	(12,208)

Payment under Credit Facility	(80,200)	(71,000)
Proceeds from issuance of senior subordinated notes	—	150,000

Other financing activities	556	(1,913)
Net cash (used in)/provided by financing activities	(79,644)	77,087

Net decrease in cash	(1,537)	(17,791)
Beginning cash and cash equivalents	27,677	56,710
Ending cash and cash equivalents	$26,140	$38,919

Meritage Homes Corporation and Subsidiaries

Operating Data

(Dollars in thousands)

	For the Three Months Ended March 31,
	2008		2007
	Homes	Value	Homes	Value

Homes Closed:
California	173	$70,279	194	$102,135
Nevada	73	19,875	45	15,277
West Region	246	90,154	239	117,412

Arizona	209	61,436	498	182,289
Texas	739	182,772	912	222,888
Colorado	38	12,784	33	13,663
Central Region	986	256,992	1,443	418,840

Florida	96	24,510	114	39,863
East Region	96	24,510	114	39,863

Total	1,328	$371,656	1,796	$576,115

Homes Ordered:
California	201	$80,008	291	$139,984
Nevada	85	21,544	84	30,866
West Region	286	101,552	375	170,850

Arizona	260	60,079	478	152,342
Texas	925	217,363	1,096	278,544
Colorado	48	17,268	48	18,520
Central Region	1,233	294,710	1,622	449,406

Florida	115	23,947	76	20,360
East Region	115	23,947	76	20,360

Total	1,634	$420,209	2,073	$640,616

Order Backlog:
California	192	$91,261	323	$167,665
Nevada	76	20,329	96	37,314
West Region	268	111,590	419	204,979

Arizona	441	119,201	885	317,359
Texas	1,658	418,942	2,393	637,819
Colorado	63	22,621	60	23,640
Central Region	2,162	560,764	3,338	978,818

Florida	164	46,184	205	80,765
East Region	164	46,184	205	80,765

Total	2,594	$718,538	3,962	$1,264,562

Meritage Homes Corporation and Subsidiaries

Operating Data (Unaudited)

	1st Quarter 2008		1st Quarter 2007
	Beg.	End	Beg.	End
Active Communities:
California	27	23	26	25
Nevada	11	10	5	9
West Region	38	33	31	34

Arizona	36	31	42	39
Texas	127	133	121	124
Colorado	6	6	6	7
Central Region	169	170	169	170

Florida	13	12	13	13
East Region	13	12	13	13

Total	220	215	213	217

About Meritage Homes Corporation

Meritage Homes Corporation (NYSE:MTH) builds primarily single-family homes across the southern and western United States under the Meritage, Monterey and Legacy brands. Meritage has active communities in Houston, Dallas/Ft. Worth, Austin, San Antonio, Phoenix/Scottsdale, Tucson, Las Vegas, the California East Bay/Central Valley and Inland Empire, Denver and Orlando.  The Company was ranked by Builder magazine in 2007 as the 12th largest homebuilder in the U.S. and ranked #803 on the 2008 Fortune 1000 list. For more information about the Company, visit www.meritagehomes.com.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include those regarding the Company’s preliminary results for closings, revenue, sales, backlog, potential charges related to real estate valuation adjustments and write-offs for the first quarter and full year 2008, expectations of less aggressive pricing, continued compliance with debt covenants and expectations for additional progress on the Company’s operating and financial objectives. Such statements are based upon preliminary financial and operating data which are subject to finalization by management and review by our independent public accountants, as well as the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company intends to report final results later this month, but makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.

Meritage’s business is subject to a number of risks and uncertainties, including: fluctuations in demand, competition, sales orders, cancellation rates and home prices in our markets; potential write-downs or write-offs of assets or deposits; interest rates and changes in the availability and pricing of residential mortgages; housing affordability;  success in locating and negotiating potential acquisitions; successful integration of acquired operations with existing operations; investments in land and development joint ventures; dependence on key personnel and the availability of satisfactory subcontractors; materials and labor costs; the ability to take certain actions because of restrictions contained in the indentures for the Company’s senior and senior subordinated notes and the agreement for the unsecured credit facility; the Company’s lack of geographic diversification; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; potential exposure to natural disasters; the impact of construction defect and home warranty claims; demand for and acceptance of the Company’s homes; changes in the availability and pricing of real estate in the markets in which the Company operates; the ability to acquire additional land or options to acquire additional land on acceptable terms; the exposure to obligations under performance and surety bonds, performance guarantees and letters of credit; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in energy prices or stock markets; inflation in the cost of materials used to construct homes; the Company’s level of indebtedness and the ability to raise additional capital when and if needed; legislative or other initiatives that seek to restrain growth or new housing construction or similar measures and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2007, under the caption “Risk Factors.” As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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